Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2010

Clarksville, Indiana—November 15, 2010. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $2.6 million, or $1.17 per diluted share, for the fiscal year ended September 30, 2010 compared to net income of $33,000, or $0.01 per diluted share, for the fiscal year ended September 30, 2009.

On September 30, 2009, the Bank completed its acquisition of Corydon-based Community First Bank (“CFB”). The acquisition was recorded using the purchase method of accounting and was effective at the close of business on September 30, 2009.

During the year ended September 30, 2010, the Company recognized pretax charges of $705,000 in connection with the termination and settlement of the Bank’s defined benefit pension plan, which was terminated in order to eliminate future cost obligations, $214,000 in severance compensation expense for the early retirement of several officers, $60,000 in professional fees for Sarbanes Oxley compliance implementation, and $882,000 and $319,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system, which was successfully completed in August 2010. The purpose of the conversion was to integrate all twelve office locations, provide additional product offerings to support future growth, provide enhanced reporting and management tools, and reduce future data processing expenses. Had these nonrecurring expenses not occurred, the Company would have recognized net income of $4.0 million, or $1.77 per diluted share, for the fiscal year ended September 30, 2010.

Commenting on the reported earnings for 2010, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We are very pleased with core performance of the Company, the low level of nonperforming assets relative to our peers and the resilience of our asset quality in this persistent challenging economic environment.  We incurred the aforementioned one-time charges during the 2010 fiscal year in order to better position the Company to take advantage of opportunities for increased profitability and additional growth.”

Net interest income after provision for loan losses increased $10.8 million for the year ended September 30, 2010 as compared to the year ended September 30, 2009. Interest income increased $13.3 million when comparing the two years due primarily to an increase in the average balance of interest-earning assets of $228.5 million from $221.3 million in 2009 to $449.7 million in 2010. The average tax-equivalent yield on interest-earning assets was 5.93% for both 2010 and 2009. Interest expense increased $1.7 million as the average balance of interest-bearing liabilities increased $233.2 million from $176.1 million in 2009 to $409.3 million in 2010, which more than offset a decrease in the average cost of those liabilities from 2.52% in 2009 to 1.49% in 2010. The increases in interest-earning assets and interest-bearing liabilities primarily relate to the acquisition of CFB. The provision for loan losses increased $785,000 from $819,000 in 2009 to $1.6 million in 2010. The increase in the provision for loan losses is primarily due to net charge-offs totaling $1.5 million, which was primarily the result of three borrowing relationships including one secured by non-owner occupied investment properties ($142,000) and two secured by equity investments ($864,000).

Noninterest income increased $1.7 million for the year ended September 30, 2010 as compared to 2009. The increase was primarily due to increases in service charges on deposit accounts of $1.0 million, commission income of $141,000 and other income of $330,000, and additional net gains on sales of mortgage loans of $102,000 recognized during 2010, partially offset by an unrealized loss on a derivative contract of $124,000. The increases in services charges on deposits and other income, which relate primarily to ATM surcharge and EFT interchange fee income, is primarily a result of acquired CFB deposit accounts.

Noninterest expenses increased $8.8 million for the year ended September 30, 2010 as compared to 2009. Compensation and benefits expense increased $5.1 million primarily due to additional personnel resulting from the CFB acquisition, the $705,000 cost related to the termination of the defined benefit pension plan and the $214,000 of severance compensation for the early retirement of several officers. Occupancy and equipment expense and FDIC insurance premiums increased $1.2 million and $327,000, respectively, when comparing the two years, primarily as a result of the CFB acquisition and an industry-wide increase in FDIC insurance premiums. Data processing expenses increased $1.2 million primarily as a result of the CFB acquisition and the one-time charges of $882,000 associated with the conversion of the core operating system. Professional fees increased $421,000, primarily as the result of $319,000 of fees associated with the conversion of the core operating system and $60,000 of consulting fees related to Sarbanes-Oxley compliance. Other operating expense increased $1.4 million when comparing the two years, also primarily as a result of the CFB acquisition, including amortization of the acquired core deposit intangible of $294,000. Charitable contributions decreased $1.2 million when comparing the two periods due to the $1.2 million one-time contribution to the First Savings Charitable Foundation during 2009.

The Company recognized income tax expense of $808,000 for the year ended September 30, 2010, for an effective tax rate of 23.5%, compared to an income tax benefit of $252,000 for 2009. The tax benefit for 2009 was due primarily to increased deferred tax assets related to the temporary timing difference generated by the charitable contribution to the First Savings Charitable Foundation.

Results of Operations for the Three Months Ended September 30, 2010 and 2009

Net interest income after provision for loan losses increased $2.8 million for the quarter ended September 30, 2010 as compared to the same period in 2009. Interest income increased $3.2 million when comparing the two periods due primarily to an increase in the average balance of earning assets of $225.0 million from $231.2 million in 2009 to $456.2 million in 2010. The increase in earning assets primarily relates to the acquisition of CFB. The average tax-equivalent yield on interest-earning assets was 5.92% for 2010 compared to 6.01% for 2009. Interest expense increased $449,000 as the average balance of interest-bearing liabilities increased $229.6 million from $185.5 million in 2009 to $415.1 million in 2010, which more than offset a decrease in the average cost of those liabilities from 2.19% in 2009 to 1.41% in 2010. The increases in interest-earning assets and interest-bearing liabilities primarily relate to the acquisition of CFB. The provision for loan losses decreased $61,000 from $419,000 for the three-month period ended September 30, 2009 to $358,000 for the same period in 2010.

Noninterest income increased $478,000 for the three months ended September 30, 2010 as compared to the same period in 2009. The increase was primarily due to increases in service charges on deposit accounts and other income of $272,000 and $66,000, respectively, primarily as a result of the CFB acquisition, an increase in the cash surrender value of life insurance of $54,000, a gain of $95,000 on a life insurance policy redemption and additional net gains on sales of mortgage loans of $54,000 recognized during 2010, partially offset by an other than temporary impairment loss on securities of $60,000.

Noninterest expenses increased $3.0 million for the three months ended September 30, 2010 as compared to the same period in 2009. Compensation and benefits expense increased $1.3 million due primarily to additional personnel resulting from the CFB acquisition and the aforementioned $214,000 of severance compensation. Occupancy and equipment, data processing, professional fees and other operating expenses increased $254,000, $405,000, $211,000 and $583,000, respectively, when comparing the two periods primarily as a result of the CFB acquisition and the conversion of the core operating system.  The data processing and professional fees expense increases included charges of $318,000 and $198,000, respectively, associated with the conversion of the core operating system and the other operating expense increase included $73,000 of amortization of the acquired core deposit intangible.

The Company recognized income tax expense of $66,000 for the three months ended September 30, 2010, for an effective tax rate of 10.9%, compared to income tax expense of $90,000 for the same period in 2009.  The low effective tax rate for the three months ended September 30, 2010 was due primarily to an increase in tax exempt income and a decrease in income before taxes for the period.

Comparison of Financial Condition at September 30, 2010 and September 30, 2009

Total assets as of September 30, 2010 were $508.4 million compared to $480.8 million at September 30, 2009. Investment securities, loans held for sale and the cash surrender value of life insurance increased $34.5 million, $1.6 million and $4.3 million, respectively, while net loans and other assets decreased $10.2 million and $2.8 million, respectively, from September 30, 2009 to September 30, 2010.

Deposits and advances from the Federal Home Loan Bank of Indianapolis increased $15.3 million and $11.4 million, respectively, while federal funds purchased decreased by $1.2 million from September 30, 2009 to September 30, 2010.

Stockholders’ equity increased $2.3 million from $52.9 million at September 30, 2009 to $55.2 million at September 30, 2010.  The increase was due primarily to $2.4 million of retained net earnings, a $2.0 million increase in accumulated other comprehensive income, representing the net unrealized gains on available for sale securities, and $295,000 for ESOP shares released during the fiscal year ended September 30, 2010, partially offset by the open market repurchases of $1.3 million of common stock recorded as treasury stock and $1.3 million of common stock for the First Savings Financial Group, Inc. 2010 Equity Incentive Plan, which was recorded as unearned stock compensation.  During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At September 30, 2010, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, following the closure of its Milltown, Indiana location and its leased branch office in Corydon, Indiana in July 2010.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Year Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA:	2010	2009	2010	2009
(In thousands, except share and per share data)

Total interest income	$26,262	$13,008	$6,600	$3,432
Total interest expense	6,117	4,440	1,464	1,015

Net interest income	20,145	8,568	5,136	2,417
Provision for loan losses	1,604	819	358	419

Net interest income after provision for loan losses	18,541	7,749	4,778	1,998

Total noninterest income	2,916	1,263	915	437
Total noninterest expense	18,020	9,231	5,090	2,100

Income (loss) before income taxes	3,437	(219)	603	335
Income tax expense (benefit)	808	(252)	66	90

Net Income	$2,629	$33	$537	$245

Net Income per share, basic	1.17	0.01	0.25	0.10
Weighted average common shares outstanding, basic	2,244,643	2,315,498	2,163,003	2,360,720

Net Income per share, diluted	1.17	0.01	0.25	0.10
Weighted average common shares outstanding, diluted	2,244,643	2,315,498	2,168,169	2,360,720

Performance ratios (annualized):
Return on average assets	0.53%	0.01%	0.43%	0.40%
Return on average equity	4.93%	0.06%	3.96%	1.87%
Interest rate spread	4.44%	3.41%	4.51%	3.82%
Net interest margin	4.57%	3.92%	4.64%	4.26%
Efficiency ratio	78.14%	93.90%	84.12%	73.58%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2010	2009
(Dollars in thousands)

Total assets	$508,442	$480,811
Cash and cash equivalents	11,278	10,404
Investment securities	113,905	79,362
Gross loans	347,426	357,518
Allowance for loan losses	3,811	3,695
Goodwill	5,940	5,882
Core deposit intangible	2,447	2,741
Earning assets	464,668	439,717
Deposits	366,161	350,816
FHLB borrowings	67,159	55,773
Total liabilities	453,291	427,934
Stockholders' equity	55,151	52,877

Non-performing assets:
Nonaccrual loans	4,663	4,731
Accruing loans past due 90 days	1,344	542
Foreclosed real estate	1,331	1,589
Other nonperforming assets	171	64

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.10%	1.04%
Allowance for loan losses as a percent of
nonperforming loans	63.44%	70.07%
Nonperforming loans as a percent of total loans	1.73%	1.47%
Nonperforming assets as a percent of total assets	1.48%	1.44%